News Release

MIHI Management Discusses its Innovative Groundbreaking Solution To Solve Healthcare Delivery Problems Faced by Millions of Patients & Primary Care Clinics in Rural America.

Management Team Brings Specialists Group Practice To Rural Patients & Physicians Via Telemedicine; Saving Travel, Time and Money for Patients, Veterans, Private Insurers, and Medicare.

DULUTH, GEORGIA – 06/27/2016

Medina Innovation Holdings, Inc. (“MIHI” or the “Company”) (OTC: MIHI) which is changing its name to Medical Innovation Holdings, Inc., has, recently through both filings including an 8K and an 8K/A and in Company press releases, set out in detail its strategy going forward, and its advantages and innovations that define the new approach to Virtual Health Delivery from the Telemedicine Marketplace. Today, management shared some of its observations regarding the problems it solves for rural patients and doctors.

It is agreed by government officials, healthcare executives, healthcare practitioners including physicians, and noted academics that the current medical system is dysfunctional and not in line with the intended goals of effective, affordable and accessible healthcare.

The Company plans to implement cost-effective technological cloud-based infrastructure to develop virtual health business models and processes around them to make health care and wellness more affordable and accessible.

Arturo “Jake” Sanchez, age 60, CEO and Director, stated:

“The current healthcare delivery systems, which serves… or should I say under serves… the 87 million rural US patients. The present system is grossly inadequate. Because specialists are primarily based in urban areas, patients do not have direct access to these specialists and are forced to travel great distances, wasting time and money to get the care they need. Because of this reality, the care continuum is beginning to embrace the new models of communication; information transfer with remote collaboration in order to fulfill the required healthcare needs of those patients. A transformation of the traditional health system is underway in the US, which incentivizes providers, payers and patients toward preventive health, improved quality and lower costs. We are seeking to capitalize on these trends with are offering while taking advantage of the growth expected in the market.”

The Telemedicine/Telehealth market is an approximately $15 billion dollar market and growing at a 20% Compound Annual Growth Rate (CAGR).

As reported by Forbes’ analysis of Top Health Trend for 2015: Telehealth to Grow Over 50%

We intend to become the most extensive and robust specialty telemedicine program in the United States with the capability to implement telemedicine programs and develop networks throughout the 50 states and eventually around the world.”

The Company believes that increased consumer demand will cause Telehealth to become “mainstream” health care.

●	Consumers want telemedicine.

●	The greatest impact of telemedicine is on the patient, their family and their community.

●	Using telemedicine technologies reduces travel time and stress for the patient.

●	Over the past 15 years study after study has documented patient satisfaction and support for telehealth services. Such services offer patients the access to providers that might not be available otherwise, as well as medical services without the need to travel long distances.

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About Medical Innovation Holdings, Inc.

MIHI, a Colorado-based publicly traded company, owns and operates strategically aligned health care service companies focused on the delivery of clinical virtual medicine (health) as a way of bringing quality medical care to all areas of need including rural and underdeveloped areas across the country. Through our wholly owned subsidiary, 3Point Care, we provide personalized high-tech high-touch telemedicine encounters pairing our virtual health specialty doctors with traditional primary doctors utilizing nextgen virtual health technologies in order to connect a patient with a multi-disciplinary specialty clinical healthcare practice. Through our other companies and relationships we offer Affordable Care Organization (ACO) support, wellness and prevention, lab analysis and lab services, and remote diagnostic monitoring.

We serve a number of constituents and stakeholders interested in reducing the cost of care, enhancing the quality of care, promoting access to care, and maintaining the continuum of care.

For more information on MIHI, please visit the Company’s website at http://www.medicalinnovationholdings.com

To be added to the Company investor email list, please email investor@MedicalInnovationHoldings.com with MIHI in the subject line.

To leave a message please call +1-866-883-3793 for Investor Relations

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events, including our ability to raise capital, or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

News Release

Investor Contacts:

investor@medicalinnovationholdings.com